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                                                                    EXHIBIT 10.4


                             TAX SHARING AGREEMENT
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This AGREEMENT is effective as of the first day of the consolidated return year beginning April 1, 1994, by and between FMC Corporation, a Delaware corporation ("FMC") and FMC Gold Company, a Delaware corporation, and FMC Paradise Peak Corporation, FMC Jerritt Canyon Corporation, Meridian Gold Company and FMC Minerals Corporation, its wholly owned subsidiaries, plus any companies which become subsidiaries hereafter (hereinafter collectively referred to as "FMC Gold").

                                   WITNESSETH
                                   ----------

WHEREAS, FMC is the common parent corporation of an affiliated group of corporations (the "FMC Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986 (the "Code"), and FMC Gold is a member of said affiliated group; and

WHEREAS, FMC files various separate, consolidated, and/or combined unitary state income tax returns; and

WHEREAS, FMC and FMC Gold deem it appropriate to define the method and the manner by which the Federal and state income tax liability or benefit of the FMC Group shall be allocated and paid amongst the parties;

NOW, THEREFORE, in consideration of the premises of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:


1. DETERMINATION OF FMC GOLD'S ALLOCABLE FEDERAL INCOME TAX LIABILITIES OR BENEFITS

     (a) FMC shall prepare and file a consolidated federal income tax return for each year, commencing with the taxable year ending December 31,1994, during the term of this Agreement (a "Consolidated Return Year") and pay any consolidated federal income tax liability (the "Tax Liability") of the FMC Group in respect of such year. FMC is hereby irrevocably constituted the exclusive agent and attorney-in-fact of FMC Gold to file such return, pay such tax, and take any action reasonably necessary or appropriate in connection with the determination of the ultimate liability of the FMC Group for such tax, including, without limiting the generality of the foregoing, contesting the assessment of any deficiency, entering into any closing agreement, compromise, or settlement, filing any amended return, and prosecuting any action for a refund, on behalf of the FMC Group. FMC Gold shall execute any consents or documents relating to any of the foregoing.
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Tax Sharing Agreement - Page 2


     (b) For each Consolidated Return Year, there shall be computed, the federal income tax liability of FMC Gold, including alternative minimum tax ("AMT") and the environmental tax provided in Section 59A, and any other federal tax, as if FMC Gold had filed a separate federal income tax return under the Code for the taxable year ending December 31, 1994 and all subsequent taxable years subject to this Agreement.

     (c) The tax liability/benefit of FMC Gold shall be determined upon the following basis:

          (i) Carrybacks and/or carryovers of AMT credits, net operating losses, investment tax credits, foreign tax credits, capital losses, excess charitable contributions and similar tax attributes shall be determined in accordance with the limitations and restrictions of the Code and Regulations applicable to such tax year and shall be accounted for as if separate federal income tax returns had been filed by FMC Gold commencing with the taxable year ending December 31, 1994 and for all subsequent taxable years covered by this Agreement.

          (ii) Any tax benefits made available to the FMC Group by FMC Gold in any taxable year commencing with the taxable year ending December 31, 1994 or any subsequent taxable year covered by this Agreement and not utilized by FMC Gold shall be allocated to FMC Gold only in the year, and to the extent, that such benefits could have been utilized by FMC Gold on a separate return basis (such as AMT credits of FMC Gold or a net operating loss of FMC Gold made available to the FMC Group). Such allocation shall give rise to an adjustment in favor of FMC Gold to reduce its separate return tax liability in an amount equal to the amount of the United States federal income tax saving which FMC Gold could have affected in such year, or in later years in the case of carryovers, by its own use on a separate return basis of such tax benefit.

          (iii) In the case of carrybacks of tax benefits to an earlier year in which FMC Gold could have utilized such tax benefit, but not before the taxable year ending December 31, 1987, FMC shall pay to FMC Gold an amount equal to the benefit that FMC Gold would have derived from the carryback on a separate return basis. FMC shall not pay or credit any amounts to FMC Gold for the use of FMC Gold tax benefits which FMC Gold would have been unable to utilize on a separate return basis.

          (iv) Intercompany transactions between FMC Gold and any other member of FMC Group shall be taken in the manner required by Regulations
          Section 1.1502-13.
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Tax Sharing Agreement - Page 3


          (v) If, at any time, FMC Gold ceases to be includible in the affiliated FMC Group within the meaning of Code Section 1504 (a), the Alternative Minimum Tax Credit ("MTC") allocable to FMC Gold shall be based upon the formulary allocation provided in the Consolidated Return Regulations for purposes of computing earnings and profits (as currently provided in Prop. Reg. Sec 1.1502-55(h)(6)(vi) and Prop. Reg. Sec. 1.1502-55 (h) (7)). To the extent that this amount is greater than MTC attributable to FMC Gold on a separate return basis as computed under clauses 1(c)(i), 1(c)(ii), 1 (c)(iii) and 1(c)(iv) of this Agreement, FMC Gold must pay the difference to FMC. To the extent this amount is less than MTC attributable to FMC Gold on a separate return basis as computed under clauses 1(c)(i), 1(c)(ii), and 1(c)(iii) and 1(c)(iv) of this Agreement, FMC must pay the difference to FMC Gold.


     2. DETERMINATION OF FMC GOLD'S STATE TAX LIABILITIES OR
        BENEFITS

     (a) Commencing with the taxable year ending December 31, 1994, FMC shall include FMC Gold in the combined unitary income tax returns in all states in which it is possible to do so and FMC Gold will not file separate income tax returns for any state in which it is included in the FMC combined unitary tax return.

     (b) For each year, FMC Gold's state income tax liability or benefit for each combined unitary state shall be determined by subtracting from:

          (i) FMC's state income tax liability or benefit based upon FMC's combined unitary taxable income for such state, excluding FMC's Gold's income or loss and its payroll, property, and sales factors for such state.

          (ii) FMC's state income tax liability or benefit based upon FMC's combined unitary taxable income for such state, including FMC Gold's income or loss and its payroll, property and sales factors for such state. The excess of subsection (ii) over subsection (i) shall constitute FMC Gold's state income tax liability, and, the excess of subsection (i) over subsection (ii) shall constitute FMC Gold's state income tax benefit for such state.

  FMC Gold's state income tax liability or benefit for each year shall be the sum of its liabilities and benefits for each combined unitary state for which it is included within FMC's combined unitary return .

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Tax Sharing Agreement - Page 4


3. PAYMENTS TO/FROM FMC GOLD WITH RESPECT TO ITS TAX LIABILITIES/BENEFITS

   (A)  FMC GOLD SHALL PAY TO FMC:

          (i) On each date that quarterly estimated tax payments are due (including those for AMT), the amount of the estimated federal income tax liability which would have been payable by FMC Gold on such date, if it were filing on a separate return basis as computed under clause 1 above, even if the FMC Group is not in a United States federal income tax paying position.

          (ii) On the filing date of the FMC Group consolidated return, the balance, if any, of the tax liability of FMC Gold determined as if FMC Gold had filed on a separate federal income tax return basis as computed under clause 1 above, less any payments theretofore made by FMC Gold pursuant to clause 3(a)(i) above, even if FMC Group is not in a United States federal income tax paying position.

          (iii) On the statutory due date for the filing of each state income tax return by FMC, or if earlier, the due date of any estimated taxes, to that extent, the amount of any liability for state tax of FMC Gold as determined under clause 2 herein.

   (B)  FMC SHALL PAY TO FMC GOLD:

          (i) In the case of an adjustment in favor of FMC Gold as a result of a carryover which FMC Gold could have utilized on a separate return basis as described in 1(c)(ii), the amount of the tax saving due to FMC Gold shall be paid on the statutory due date for the carryover year(s).

          (ii) In the case of an adjustment in favor of FMC Gold as a result of a carryback which FMC Gold could have utilized on a separate return basis as described in 1(c)(iii), the amount of the tax saving due to FMC Gold shall be paid within 10 days of the filing date of the return year in which the carryback arose.
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Tax Sharing Agreement - Page 5

4.   REDETERMINATION OF TAX LIABILITY

     If any recomputation under any paragraph of this Agreement relating to any year is required or appropriate for any reason, including, without limiting the generality of the foregoing, by reason of refunds received or liabilities incurred as a result of the filing of an amended return or the examination of a return by the IRS or an application for refund, such recomputation shall be made forthwith by FMC. In accordance with any such recomputation, any additional sums payable by FMC Gold to FMC or vice versa as the case may be, including any penalty or any interest received on any refund or payable on any deficiency or penalty fairly attributable to the reduced or additional tax liability, shall be paid by FMC Gold (or by FMC as the case may be) within 45 days after its receipt of the written computation reflecting the change or correction.

5.   EFFECTIVE DATES AND COVERAGE

     (a) The provisions of this Agreement shall become effective as of April 1, 1994 as if FMC Gold had been formed on such date, but will not be applicable to estimated tax payments due prior to April 1, 1994. The Agreement shall continue in effect so long as FMC Gold remains a member of the affiliated group of FMC Group. FMC may terminate the FMC Group at any time in its sole discretion, in accordance, with the applicable provisions of the Code and Regulations. If FMC Gold is no longer included in the Consolidated Return filed by FMC, the provisions of this Agreement with respect to tax liabilities and benefits in respect of years prior to such time, but after the date hereof, shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

     (b) Any subsidiary of FMC Gold which is hereinafter required to join in the filing of consolidated federal income tax returns with FMC shall become a party to this Agreement by signing a master copy of this agreement.

6.   OTHER MATTERS

     (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an unauthorized officer of each party hereto. Notwithstanding the foregoing, this Agreement may be amended consistent with the intent of this Agreement by FMC in its sole discretion to reflect changes in the Code, regulations, or other precedent thereunder or any state or local tax laws. This Agreement shall be binding upon and inure to the benefit of each party thereto and their respective successors and assigns.

     (b) The prior tax sharing agreement entered into May 18, 1987 shall continue to apply with respect to all tax matters to which it pertains for all tax periods ending on or before May 15, 1990. The prior tax sharing agreement entered into May 15, 1990 shall apply with respect to all matters to which it pertains for all tax periods ending on or before the effective date of this agreement.
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Tax Sharing Agreement - Page 6

     (c) This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

     (d) All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, postage prepaid to


          (I)  FMC GOLD COMPANY
               7011 Meadowood Way
               Reno, Nevada  89502
               Attention: President

          (II) FMC CORPORATION
               200 East Randolph Drive
               Chicago, Illinois  60601
               Attention: Vice President, Finance


IN WITNESS WHEREOF, this Agreement has been duly executed on the date and year first above written on behalf of the parties hereto by their respective officers and duly authorized.

                              FMC CORPORATION



                              By: /s/ John E. Rogers
                                 ---------------------------
                                 J.E. Rogers
                                 Assistant Treasurer


                              FMC GOLD COMPANY



                              By: /s/ B. J. Kennedy
                                 ---------------------------
                                 B. J. Kennedy
                                 President